EXHIBIT 99.1



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                [PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]



For Information contact:                                For Release
Douglas Stewart, President                              Friday, October 10, 1997
937-492-6129


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
               ANNOUNCES QUARTERLY EARNINGS AND DIVIDEND INCREASE

         (Sidney, Ohio: NASD-NMS "PSFC") Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Company's first quarter earnings for the fiscal year ending June 30, 1998.

         Net income was $338,000 for the three months ended September 30, 1997, or $.20 per share, compared to ($97,000) for the three months ended September 30, 1996. The negative September 30, 1996 earnings were a direct result of the one time SAIF deposit insurance assessment which impacted earnings by $301,000 after tax. Absent the SAIF assessment, September 30, 1996 quarterly earnings would have been $204,000. The comparison, net of the SAIF assessment, shows a positive gain of $134,000 to income for the quarter ended September 30, 1997. The Company's subsidiary, Peoples Federal Savings and Loan Association, converted to a stock form of organization in April 1997.

         The Board of Directors also declared a quarterly cash dividend of $.07 per share for stockholders of record on October 24, 1997. This represents a $.02 increase in dividends compared to the divided paid on August 6, 1997. This dividend will be payable November 7, 1997.

         Peoples Federal serves Shelby County, Ohio through its main office located at 101 East Court Street, Sidney. The Company had $103 million in assets and $26 million in shareholders' equity as of September 30, 1997.